"FILED PURSUANT TO RULE 433 UNDER THE SECURITIES ACT OF 1933, AS AMENDED"

PRELIMINARY TERM SHEET

RFMSI SERIES 2006-SA1TRUST
MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2006-SA1

RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
Depositor

RESIDENTIAL FUNDING CORPORATION
Sponsor and Master Servicer

U.S. BANK NATIONAL ASSOCIATION, A NATIONAL BANKING ASSOCIATION
Trustee

GREENWICH CAPITAL MARKETS, INC.
Lead Underwriter

THE  DEPOSITOR  HAS FILED A  REGISTRATION  STATEMENT  (INCLUDING A BASE  PROSPECTUS)  WITH THE
SECURITIES  AND EXCHANGE  COMMISSION,  OR SEC,  FOR THE  OFFERING TO WHICH THIS  COMMUNICATION
RELATES.  BEFORE  YOU  INVEST,  YOU  SHOULD  READ THE  BASE  PROSPECTUS  IN THAT  REGISTRATION
STATEMENT  AND  OTHER  DOCUMENTS  THE  DEPOSITOR  HAS  FILED  WITH THE SEC FOR  MORE  COMPLETE
INFORMATION  ABOUT THE DEPOSITOR AND THE  OFFERING.  YOU MAY GET THESE  DOCUMENTS AT NO CHARGE
BY  VISITING  EDGAR ON THE SEC WEB SITE AT  WWW.SEC.GOV.  ALTERNATIVELY,  THE  DEPOSITOR,  ANY
UNDERWRITER  OR ANY DEALER  PARTICIPATING  IN THE  OFFERING  WILL ARRANGE TO SEND YOU THE BASE
PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-422-2006.

THIS TERM SHEET IS NOT REQUIRED  TO, AND DOES NOT,  CONTAIN ALL  INFORMATION  THAT IS REQUIRED
TO BE  INCLUDED  IN THE  BASE  PROSPECTUS  AND  THE  PROSPECTUS  SUPPLEMENT  FOR  THE  OFFERED
CERTIFICATES.   THE  INFORMATION  IN  THIS  TERM  SHEET  IS  PRELIMINARY  AND  IS  SUBJECT  TO
COMPLETION OR CHANGE.

THE  INFORMATION  IN THIS TERM SHEET,  IF  CONVEYED  PRIOR TO THE TIME OF YOUR  COMMITMENT  TO
PURCHASE  ANY OF THE  OFFERED  CERTIFICATES,  SUPERSEDES  INFORMATION  CONTAINED  IN ANY PRIOR
SIMILAR TERM SHEET, THE TERM SHEET SUPPLEMENT AND ANY OTHER FREE WRITING  PROSPECTUS  RELATING
TO THOSE OFFERED CERTIFICATES.

THIS  TERM  SHEET  AND  THE  RELATED  TERM  SHEET  SUPPLEMENT  IS NOT AN  OFFER  TO  SELL OR A
SOLICITATION OF AN OFFER TO BUY THESE  SECURITIES IN ANY STATE WHERE SUCH OFFER,  SOLICITATION
OR SALE IS NOT PERMITTED.

JANUARY 18, 2006

         IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN ANY FINAL TERM SHEET FOR ANY
        CLASS OF OFFERED CERTIFICATES, THE TERM SHEET SUPPLEMENT AND THE RELATED BASE
                     PROSPECTUS WITH RESPECT TO THE OFFERED CERTIFICATES

We  provide  information  to you  about the  offered  certificates  in three or more  separate documents that provide progressively more detail:

        o      the related base  prospectus,  dated August 25, 2005,  which  provides  general information, some of which may not apply to the offered certificates;

        o      the term sheet  supplement,  dated  January 18, 2006,  which  provides  general information  about series of  certificates  issued  pursuant to the depositor's
               "Jumbo A"  floating  rate  program,  or the SA  Program,  some of which may not apply to the offered certificates; and

        o      this term sheet,  which  describes  terms  applicable to the classes of offered certificates  described  herein,  provides a description of certain  collateral stipulations  regarding the mortgage loans and the parties to the  transaction, and provides other information related to the offered certificates.

This  term  sheet  provides  a  very  general   overview  of  certain  terms  of  the  offered
certificates  and does not contain all of the  information  that you should consider in making your  investment  decision.  To  understand  all of  the  terms  of a  class  of  the  offered certificates,  you should read  carefully this document,  the term sheet  supplement,  and the entire base prospectus.

The related base  prospectus  filed by the depositor  has been filed in connection  with prior series of  certificates  issued under the SA program,  and may be found on, the SEC's  website at  www.sec.gov.

The  registration  statement  to  which  this  offering  relates  is  Commission  File  Number
333-126745.

If the  description  of  the  offered  certificates  in  this  term  sheet  differs  from  the description  of the offered certificates  in the  related  base  prospectus  or the term sheet supplement,  you should rely on the  description  in this term sheet.  Defined  terms used but not defined herein shall have the meaning  ascribed  thereto in the term sheet  supplement and the related base prospectus.

The offered certificates herein are reflected in the table below.

THE  INFORMATION  IN THIS  TERM  SHEET,  IF  CONVEYED  PRIOR TO THE  TIME OF YOUR  CONTRACTUAL
COMMITMENT TO PURCHASE ANY OF THE  CERTIFICATES,  SUPERSEDES ANY INFORMATION  CONTAINED IN ANY
PRIOR SIMILAR MATERIALS  RELATING TO THE  CERTIFICATES.  THE INFORMATION IN THIS TERM SHEET IS
PRELIMINARY,  AND IS SUBJECT TO  COMPLETION OR CHANGE.  THIS TERM SHEET IS BEING  DELIVERED TO
YOU SOLELY TO PROVIDE YOU WITH  INFORMATION  ABOUT THE OFFERING OF THE  CERTIFICATES  REFERRED
TO IN THIS TERM SHEET AND TO SOLICIT AN OFFER TO PURCHASE THE  CERTIFICATES,  WHEN,  AS AND IF
ISSUED.  ANY SUCH OFFER TO PURCHASE  MADE BY YOU WILL NOT BE ACCEPTED AND WILL NOT  CONSTITUTE
A CONTRACTUAL  COMMITMENT BY YOU TO PURCHASE ANY OF THE  CERTIFICATES,  UNTIL WE HAVE ACCEPTED
YOUR OFFER TO PURCHASE THE CERTIFICATES.

THE  CERTIFICATES  REFERRED TO IN THESE  MATERIALS ARE BEING SOLD WHEN, AS AND IF ISSUED.  THE
ISSUING  ENTITY IS NOT OBLIGATED TO ISSUE SUCH  CERTIFICATES  OR ANY SIMILAR  SECURITY AND THE
UNDERWRITER'S  OBLIGATION TO DELIVER SUCH  CERTIFICATES IS SUBJECT TO THE TERMS AND CONDITIONS
OF  THE  UNDERWRITING  AGREEMENT  WITH  THE  ISSUING  ENTITY  AND  THE  AVAILABILITY  OF  SUCH
CERTIFICATES  WHEN,  AS AND IF ISSUED BY THE ISSUING  ENTITY.  YOU ARE ADVISED  THAT THE TERMS
OF THE  CERTIFICATES,  AND THE  CHARACTERISTICS  OF THE MORTGAGE LOAN POOL BACKING  THEM,  MAY
CHANGE (DUE,  AMONG OTHER THINGS,  TO THE  POSSIBILITY  THAT MORTGAGE  LOANS THAT COMPRISE THE
POOL MAY BECOME  DELINQUENT  OR  DEFAULTED  OR MAY BE REMOVED OR REPLACED  AND THAT SIMILAR OR
DIFFERENT  MORTGAGE  LOANS  MAY BE  ADDED  TO THE  POOL,  AND  THAT  ONE OR  MORE  CLASSES  OF
CERTIFICATES  MAY BE  SPLIT,  COMBINED  OR  ELIMINATED),  AT ANY  TIME  PRIOR TO  ISSUANCE  OR
AVAILABILITY  OF A FINAL  PROSPECTUS.  YOU ARE  ADVISED  THAT  CERTIFICATES  MAY NOT BE ISSUED
THAT HAVE THE CHARACTERISTICS  DESCRIBED IN THESE MATERIALS.  THE UNDERWRITER'S  OBLIGATION TO
SELL SUCH  CERTIFICATES  TO YOU IS  CONDITIONED  ON THE  MORTGAGE  LOANS AND THE  CERTIFICATES
HAVING THE  CHARACTERISTICS  DESCRIBED  IN THESE  MATERIALS.  IF FOR ANY  REASON  THE  ISSUING
ENTITY DOES NOT DELIVER SUCH  CERTIFICATES,  THE UNDERWRITER  WILL NOTIFY YOU, AND NEITHER THE
ISSUING  ENTITY NOR ANY  UNDERWRITER  WILL HAVE ANY  OBLIGATION  TO YOU TO DELIVER  ALL OR ANY
PORTION OF THE  CERTIFICATES  WHICH YOU HAVE  COMMITTED TO  PURCHASE,  AND NONE OF THE ISSUING
ENTITY NOR ANY  UNDERWRITER  WILL BE LIABLE FOR ANY COSTS OR DAMAGES  WHATSOEVER  ARISING FROM
OR RELATED TO SUCH NON-DELIVERY.

NEITHER THE ISSUING ENTITY OF THE CERTIFICATES NOR ANY OF ITS AFFILIATES  PREPARED,  PROVIDED,
APPROVED OR VERIFIED ANY STATISTICAL OR NUMERICAL  INFORMATION PROVIDED HEREIN,  ALTHOUGH THAT
INFORMATION  MAY BE BASED IN PART ON LOAN LEVEL DATA  PROVIDED  BY THE  ISSUING  ENTITY OR ITS
AFFILIATES.

RISK FACTORS

The offered  certificates are not suitable investments for all investors.  In particular,  you should not purchase any class of offered  certificates  unless you understand the  prepayment, credit,  liquidity and market risks associated with that class.  The offered  certificates are complex  securities.  You  should  possess,  either  alone  or  together  with  an  investment advisor,  the expertise  necessary to evaluate the  information  contained in this term sheet, the term sheet  supplement  and the related base  prospectus for the offered  certificates  in the  context  of your  financial  situation  and  tolerance  for risk.  You  should  carefully consider,  among other  things,  all of the  applicable  risk factors in  connection  with the purchase  of any class of the  offered  certificates  listed  in the  section  entitled  "Risk
Factors" in the term sheet supplement.

This is a Crossed  Transaction as described in the term sheet  supplement and is not an Excess
Transaction as described in the term sheet supplement.

----------------- ------------- ---------------------- ------------------ --------------------------------
                  PASS-THROUGH   INITIAL CERTIFICATE        INITIAL
     CLASS            RATE      PRINCIPAL BALANCE(1)       RATING(2)               DESIGNATIONS
----------------- ------------- ---------------------- ------------------ --------------------------------
----------------------------------------------------------------------------------------------------------

                                          OFFERED CERTIFICATES

----------------------------------------------------------------------------------------------------------
----------------- ------------- ---------------------- ------------------ --------------------------------
     I-A(3)       Variable(4)       $214,763,000          AAA or Aaa                  Senior
----------------- ------------- ---------------------- ------------------ --------------------------------
----------------- ------------- ---------------------- ------------------ --------------------------------
    II-A(3)       Variable(4)        $47,725,000          AAA or Aaa                  Senior
----------------- ------------- ---------------------- ------------------ --------------------------------
----------------- ------------- ---------------------- ------------------ --------------------------------
      R(5)        Variable(4)            (6)              AAA or Aaa              Senior/Residual
----------------- ------------- ---------------------- ------------------ --------------------------------
      M-1         Variable(8)        $4,812,000           AA or Aa2               Mezzanine
----------------------------------------------------------------------------------------------------------
      M-2         Variable(8)        $3,025,000            A or A1                Mezzanine
----------------------------------------------------------------------------------------------------------
      M-3         variable(8)        $1,925,000           BBB or Baa2             Mezzanine
----------------------------------------------------------------------------------------------------------
                                       NON-OFFERED CERTIFICATES(7)
----------------------------------------------------------------------------------------------------------
 ----------------- ------------- ---------------------- ------------------ --------------------------------
 B-1, B-2, B-3    Variable(8)            (9)                  (2)                   Subordinate
----------------- ------------- ---------------------- ------------------ --------------------------------

(1)     The initial  certificate  principal  balances are approximate and subject to a +/- 10%
    variance  based upon the final pool as of the cut-off date and  additional  rating  agency analysis.
(2)     It is a condition  to the issuance of the offered  certificates  that they be rated by at least two of the rating  agencies.  The rating agencies will include Standard & Poor's, a division of The McGraw-Hill  Companies,  Inc.  ("S&P"),  Fitch Ratings  ("Fitch") and/or
    Moody's Investors  Service,  Inc.  ("Moody's").  The Class M Certificates will be rated at least investment  grade by at least one of the rating  agencies.  The Class B Certificates may or may not be rated by any rating agency.
(3)     The Class I-A and Class II-A Certificates  represent aggregate  structuring bonds that may be divided to form one or more additional  classes of senior  certificates.  Any class of Class A  Certificates  that are Retail  Certificates  (as  defined  below)  will not be offered hereby.
(4)     The  pass-through  rate on the Class I-A, Class II-A and Class R Certificates  will be equal to the weighted  average of the net mortgage rates on the mortgage loans included in the related loan group.
(5)     The offered certificates will include one or more classes of Class R Certificates.
(6)     Each class of Class R Certificates will have an initial certificate  principal balance of $100.
(7)     The information  presented for  non-offered  certificates is provided solely to assist your understanding of the offered certificates.
(8)     The  methodology  for  determining  the  variable  rate  of the  Class  M and  Class B
    Certificates is more fully described below.
(9)     The initial  certificate  principal balances of the Class B-1, Class B-2 and Class B-3
    Certificates   will be determined  based  on the  final  pool as of the  cut-off  date and additional rating agency analysis.

CLASS M AND CLASS B CERTIFICATES:

The pass-through  rate on each class of the Class M and Class B Certificates  will be equal to the weighted average of the pass-through  rates on the Class I-A and Class II-A  Certificates, weighted in  proportion to the results of  subtracting  from the  aggregate  stated  principal
balance  of  each  loan  group  the  aggregate   principal   balance  of  the  related  Senior
Certificates.

SENIOR PERCENTAGE:

The Senior  Percentage for loan group I will be approximately  95.45%,  +/- 1%, and the Senior
Percentage for loan group II will be approximately  95.45%,  +/- 1%, in each case,  subject to change  based  upon the  final  pool as of the  cut-off  date  and  additional  rating  agency analysis.

--------------------------------------------------------------------------------------------------
        LOAN GROUP I: PRELIMINARY MORTGAGE POOL CHARACTERISTICS
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
MORTGAGE LOAN TYPE:                             5/1 and 5/6 Conventional, Hybrid Adjustable-Rate Mortgage Loans
AGGREGATE STATED PRINCIPAL BALANCE
        OF GROUP I LOANS (+/- 10%):             approximately $225,000,000
GROSS WEIGHTED AVERAGE COUPON (+/- 0.10):       5.970%
WEIGHTED AVERAGE SERVICING FEE (+/- 0.10):      0.30%
WEIGHTED AVERAGE PASS-THRU RATE (+/- 0.10):     5.67%
WEIGHTED AVERAGE GROSS MARGIN (+/- 0.15):       2.28%
WEIGHTED AVERAGE CAP AT THE ROLL (+/- 0.15):    5.02%
WEIGHTED AVERAGE PERIODIC CAP (+/- 0.15):       1.81%
WEIGHTED AVERAGE LIFE CAP (+/- 0.15):           5.22%
WEIGHTED AVERAGE ORIGINAL MATURITY
        (+/- 1 MONTH):                          360 months
WEIGHTED AVERAGE REMAINING MATURITY
        (+/- 1 MONTH):                          359 months
MONTHS TO ROLL (+/- 1 MONTH):                   59
WEIGHTED AVERAGE LOAN-TO-VALUE RATIO (+/-5):    72.5%
CALIFORNIA CONCENTRATION (+/-10):               39%
FULL/ALT DOCUMENTATION (+/- 5):                 56%
CASH OUT REFINANCE (+/- 10):                    33%
SINGLE FAMILY DETACHED (+/- 10):                86%
INVESTOR PROPERTY:                              None
INTEREST ONLY MORTGAGE LOANS (+/- 5):           86%
WEIGHTED AVERAGE FICO (+/- 10):                 734
AVERAGE MORTGAGE LOAN BALANCE (+/- 10%):        $350,000
CONFORMING BALANCE (+/-10):                     54%
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
        LOAN GROUP II: PRELIMINARY MORTGAGE POOL CHARACTERISTICS
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
MORTGAGE LOAN TYPE:                             7/1 and 7/6 Conventional, Adjustable-Rate Mortgage Loans
AGGREGATE STATED PRINCIPAL BALANCE OF
        GROUP II LOANS (+/- 10%):               approximately $50,000,000
GROSS WEIGHTED AVERAGE COUPON (+/- 0.10):       5.90%
WEIGHTED AVERAGE SERVICING FEE (+/- 0.10):      0.301%
WEIGHTED AVERAGE PASS-THRU RATE (+/- 0.10):     5.599%
WEIGHTED AVERAGE GROSS MARGIN (+/-0.15):        2.26%
WEIGHTED AVERAGE CAP AT THE ROLL (+/- 0.15):    5.55%
WEIGHTED AVERAGE PERIODIC CAP (+/- 0.15):       1.90%
WEIGHTED AVERAGE LIFE CAP (+/- 0.15):           5.55%
WEIGHTED AVERAGE ORIGINAL MATURITY
        (+/- 1 MONTH):                          360 months
WEIGHTED AVERAGE REMAINING MATURITY
        (+/- 1 MONTH):                          358 months
MONTHS TO ROLL (+/- 1 MONTH):                   82
WEIGHTED AVERAGE LOAN-TO-VALUE RATIO (+/- 5):   72.5%
CALIFORNIA CONCENTRATION (+/-10):               41%
FULL/ALT DOCUMENTATION (+/- 5):                 58.5%
CASH OUT REFINANCE (+/- 10):                    29%
SINGLE FAMILY DETACHED (+/- 10):                88.50%
INVESTOR PROPERTY:                              None
INTEREST ONLY MORTGAGE LOANS (+/-5):            85%
WEIGHTED AVERAGE FICO (+/- 10):                 735
AVERAGE MORTGAGE LOAN BALANCE (+/- 10%):        $386,000
CONFORMING BALANCE (+/-10):                     40%
--------------------------------------------------------------------------------------------------

The  percentages  set  forth in the  tables  above,  other  than any  weighted  averages,  are percentages  of the aggregate  principal  balance of the actual  mortgage loans to be included in the  related  loan group on the  Closing  Date,  as of the Cut-off  Date,  after  deducting payments  of  principal  due during the month of the Cut-off  Date.  Any  weighted  average is weighted  based on the principal  balance of the actual  mortgage  loans to be included in the related loan group on the Closing Date, as of the Cut-off Date,  after  deducting  payments of principal due during the month of the Cut-off Date.

The number  expressed in  parenthesis  for a category  above  reflects the amount by which the number or  percentage  set forth  for such  category  may vary in the  actual  mortgage  loans included in the related loan group on the Closing  Date.  For example,  the Cash out refinance percentage for Loan Group I could vary from 19% to 39% of the aggregate  principal  balance of the actual  mortgage  loans to be  included  in loan group I on the  Closing  Date,  as of the
Cut-off  Date,  after  deducting  payments  of  principal  due during the month of the Cut-off
Date.

The  percentage  expressed in  parenthesis  for a category  above  reflects the  percentage by which the number set forth for such category may vary in the actual  mortgage  loans  included in the related loan group on the Closing Date.  For example,  the Aggregate  Stated  Principal
Balance of the  mortgage  loans  included in the loan group I on the Closing  Date,  as of the
Cut-off  Date,  after  deducting  payments  of  principal  due during the month of the Cut-off
Date, could be lower or higher than the amount specified by as much as 10%.

CERTAIN TRANSACTION INFORMATION

UNDERWRITER:                 Greenwich  Capital  Markets,  Inc., or Greenwich.  Greenwich will purchase  the  Class  I-A,  Class  II-A,  Class M, Class R
                             (other  than a de minimis  portion  thereof) and Class B Certificates on the closing date,  subject to the  satisfaction of the conditions set forth in the underwriting agreement.

SIGNIFICANT SERVICERS:       No  servicer,  other  than as  described  in the  next  sentence, subservices  10% or  more  of the  mortgage  loans  by  aggregate principal  balance,  as of  the  Cut-off  Date  (after  deducting payments  of  principal  due  during  the  month  of the  Cut-off
                             Date).   HomeComings  Financial  Network,  Inc.,  a  wholly-owned
                             subsidiary  of  Residential  Funding,  is expected to  subservice more than 20% of the mortgage loans.

SIGNIFICANT ORIGINATORS:     Originators  that  originated  10% or more of the mortgage  loans by  aggregate  principal  balance,  as of the Cut-off Date (after deducting  payments  of  principal  due  during  the month of the
                             Cut-off Date), include First Savings.

CUT-OFF DATE:                January 1, 2006.

CLOSING DATE:                On or about January 30, 2006.

DISTRIBUTION DATE:           25th of each month,  or the next  business day if such day is not a business day, commencing February 25, 2006.

FINAL SCHEDULED
DISTRIBUTION DATES:          The  distribution   date  in  February  2036.  The  actual  final
                             distribution date could be later or substantially earlier.

FORM OF CERTIFICATES:        Book-entry:  Class  I-A,  Class  II-A and  Class M  Certificates.
                             Physical:  Class R Certificates.

MINIMUM DENOMINATIONS:       Investors may hold the  beneficial  interests in the Class I-A or
                             Class II-A  Certificates,  other than any class of Interest  Only
                             Certificates  and any class of Retail  Certificates and Class M-1
                             Certificates,  in minimum denominations  representing an original principal  amount of $100,000  and  integral  multiples  of $1 in
                             excess  thereof.   Class  M-2  and  Class  M-3   Certificates  in
                             minimum  denominations  of $250,000 and integral  multiples of $1 in excess  thereof.  Any  class of  Interest  Only  Certificates:
                             $2,000,000   notional   amount.   Class   R   Certificates:   20%
                             percentage interests.

                             Any class of Class I-A and II-A  Certificates  that may be issued in minimum  denominations  of less than  $25,000 are  referred to herein  as  "Retail  Certificates"  and are not  offered  hereby.
                             The  minimum  denomination  for any class of Retail  Certificates will be set forth in the prospectus supplement.

SENIOR CERTIFICATES:         Class I-A, Class II-A and Class R Certificates.

SUBORDINATE CERTIFICATES:    Class M-1,  Class M-2,  Class M-3, Class B-1, Class B-2 and Class
                             B-3.   The   Subordinate   Certificates   will   provide   credit
                             enhancement to the Senior Certificates.

ERISA:                       Subject  to  the  considerations  contained  in  the  term  sheet supplement,  the Class I-A,  Class II-A and Class M  Certificates
                             may be  eligible  for  purchase  by persons  investing  assets of
                             employee   benefit  plans  or  individual   retirement   accounts
                             assets.  Sales  of the  Class R  Certificates  to such  plans  or retirement  accounts  are  prohibited,  except  as  permitted  in
                             "ERISA Considerations" in the term sheet supplement.

                             See "ERISA  Considerations"  in the term sheet  supplement and in the related base prospectus.

SMMEA:                       When  issued  the  offered  certificates  rated in at  least  the second  highest  rating  category  by one of the rating  agencies will  be  "mortgage  related  securities"  for  purposes  of  the
                             Secondary  Mortgage  Market  Enhancement  Act of 1984,  or SMMEA,
                             and the remaining  classes of certificates  will not be "mortgage related securities" for purposes of SMMEA.

                             See "Legal  Investment"  in the term sheet  supplement and "Legal
                             Investment Matters" in the related base prospectus.

TAX STATUS:                  For federal  income tax  purposes,  the  depositor  will elect to treat  the  portion  of  the  trust  consisting  of  the  related mortgage  loans and  certain  other  segregated  assets as one or more  real  estate  mortgage  investment  conduits.  The  offered
                             certificates,   other  than  the  Class  R   Certificates,   will
                             represent  ownership  of  regular  interests  in  a  real  estate mortgage  investment  conduit  and  generally  will be treated as
                             representing   ownership   of  debt  for   federal   income   tax
                             purposes.   You  will  be  required  to  include  in  income  all
                             interest  and   original   issue   discount,   if  any,  on  such
                             certificates   in   accordance   with  the   accrual   method  of
                             accounting  regardless of your usual methods of  accounting.  For
                             federal  income  tax  purposes,   the Class R  Certificates  will
                             represent   residual   interests   in   a   real  estate mortgage
                             investment conduit.

                             For  further   information   regarding  the  federal  income  tax
                             consequences   of   investing   in  the   offered   certificates,
                             including  important  information  regarding the tax treatment of the  Class R  Certificates,  see  "Material  Federal  Income  Tax
                             Consequences"  in the term sheet  supplement  and in the  related base prospectus.

CREDIT ENHANCEMENT

Credit  enhancement for the Senior  Certificates  will be provided by the subordination of the
Class  M and  Class  B  Certificates,  as and to  the  extent  described  in  the  term  sheet supplement.  Credit  enhancement  for the  Class  M  Certificates  will  be  provided  by  the
subordination  of  the  Class  M   Certificates  with  a  lower  payment  priority and Class B
Certificates, as and to the extent described in the term sheet supplement.  Realized losses on
the  mortgage  loans will be allocated to the Class B-3 Certificates,    then to the Class B-2
Certificates,  then to the Class B-1  Certificates,  then the Class M-3  Certificates, then to the  Class M-2  Certificates, and then to the Class M-1 Certificates, to the extent such class has a  certificate  principal  balance  greater  than zero. When this occurs,  the certificate principal  balance of the class to which the loss is allocated is reduced, without a corresponding payment of principal.

If the  aggregate  certificate  principal  balance of the  Subordinate  Certificates  has been reduced to zero,  losses on the  mortgage  loans in a loan group will be  allocated  among the related  Senior  Certificates  in  accordance  with  their  respective  remaining  certificate principal  balances or accrued  interest,  subject to the special rules  described in the term sheet supplement.

See "Description of the  Certificates--Allocation  of Losses;  Subordination" in the term sheet supplement.

ADVANCES

For any  month,  if the Master  Servicer  does not  receive  the full  scheduled  payment on a mortgage  loan,  the Master  Servicer  will advance funds to cover the amount of the scheduled payment  that was not made.  However,  the  Master  Servicer  will  advance  funds  only if it determines  that the advance will be recoverable  from future  payments or collections on that mortgage loan.

See "Description of the Certificates--Advances" in the term sheet supplement.

OPTIONAL TERMINATION

On any  distribution  date  on  which  the  aggregate  outstanding  principal  balance  of the mortgage  loans as of the  related  determination  date is less  than  10% of their  aggregate stated  principal  balance as of the cut-off  date,  the master  servicer may, but will not be required to:

        o      purchase from the trust all of the remaining  mortgage loans,  causing an early retirement of the certificates; or

        o      purchase all of the certificates.

Under either type of optional purchase,  holders of the outstanding  certificates are entitled to receive the  outstanding  certificate  principal  balance of the  certificates in full with accrued interest,  as and to the extent described in the term sheet supplement.  However,  any optional  purchase of the  remaining  mortgage  loans may result in a shortfall to the holders of the  most  subordinate  classes  of  certificates  outstanding,  if the  trust  then  holds properties  acquired from  foreclosing  upon defaulted loans. In either case, there will be no reimbursement of losses or interest shortfalls allocated to the certificates.

See  "Pooling  and  Servicing  Agreement--Termination"  in the term sheet  supplement  and "The
Pooling and Servicing  Agreement--Termination;  Retirement of Certificates" in the related base prospectus.

PRIORITY OF DISTRIBUTIONS AMONG OFFERED CERTIFICATES

General principles  underlying  priority of distributions  among the offered  certificates are
set  forth   under   "Description   of  the   Certificates--Glossary   of  Terms,"   "--Interest
Distributions,"   "--Principal   Distributions   on  the  Senior   Certificates,"   "--Principal
Distributions on the Class M Certificates"  and, if applicable,  "--Principal  Distributions on
Certain Classes of Insured Certificates" in the term sheet supplement.

CERTAIN YIELD AND PREPAYMENT CONSIDERATIONS

A  description  of certain  yield and  prepayment  considerations  applicable  to the  offered certificates,  including  certain special yield and prepayments  considerations  applicable to any class  included in any  applicable  special  categories  and  designations  of the offered certificates,  are set forth under "Certain Yield and Prepayment  Considerations"  in the term sheet supplement and "Yield  Considerations"  and "Maturity and Prepayment  Considerations" in
the related base prospectus.

The  categories  and  designations  of the  offered  certificates  of any class of the offered certificates will be more fully described in the term sheet supplement.